                                                                     Exhibit 2.1




                        AGREEMENT AND PLAN OF ACQUISITION

                                      AMONG

                         PEPTIDE THERAPEUTICS GROUP plc

                            PEACH ACQUISITION CORP.,

                                AND ORAVAX, INC.





                          -----------------------------

                          Dated as of November 10, 1998

                          -----------------------------
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                                TABLE OF CONTENTS
                                  (continued)

                                                                            PAGE



SECTION 1   -  THE MERGER....................................................1

      1.1   The Merger.......................................................1

      1.2   Effective Time...................................................1

      1.3   Effects of the Merger............................................1

      1.4   Certificate of Incorporation and By-Laws.........................1

      1.5   Directors and Officers...........................................2

      1.6   Conversion of Stock..............................................2

      1.7   Seller Options and Seller Warrants...............................3

      1.8   Closing of Seller Transfer Books.................................4

      1.9   Dissenting Shares................................................4

      1.10  Exchange of Certificates.........................................5

      1.11  No Fractional Shares.............................................5

      1.12  No Liability.....................................................5

      1.13  Lost Certificates................................................6

      1.14  Withholding Rights...............................................6

      1.15  Alternative Common Stock Consideration...........................6

      1.16  Further Assurances...............................................6

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                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                            PAGE

SECTION 2   -  REPRESENTATIONS AND WARRANTIES OF SELLER......................6

      2.1   Organization and Qualification...................................6

      2.2   Authority to Execute and Perform Agreements......................7

      2.3   Capitalization and Title to Shares...............................7

      2.4   Seller Subsidiaries and Seller Joint Ventures....................8

      2.5   SEC Reports......................................................9

      2.6   Financial Statements.............................................9

      2.7   Absence of Undisclosed Liabilities..............................10

      2.8   No Material Adverse Change......................................10

      2.9   Books and Records...............................................10

      2.10  Tax Matters.....................................................10

      2.11  Compliance with Laws............................................12

      2.12  No Breach.......................................................13

      2.13  Actions and Proceedings.........................................13

      2.14  Contracts and Other Agreements..................................13

      2.15  Bank Accounts, Brokerage Accounts and Powers of Attorney........15

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                                TABLE OF CONTENTS

                                   (CONTINUED)

                                                                            PAGE

      2.16  Properties......................................................15

      2.17  Intellectual Property...........................................15

      2.18  Commercial Relationships........................................15

      2.19  Employee Benefit Plans..........................................16

      2.20  Employee Matters................................................17

      2.21  Transactions with Management....................................18

      2.22  Insurance.......................................................18

      2.23  Anti-Takeover Laws..............................................19

      2.24  Brokerage.......................................................19

      2.25  Environmental Matters...........................................19

      2.26  Proxy Statement and Registration Statement......................21

      2.27  PMC Waiver......................................................21

      2.28  Fairness Opinion................................................21

SECTION 3   -  REPRESENTATIONS AND WARRANTIES OF PARENT.....................22

      3.1   Organization....................................................22

      3.2   Authority to Execute and Perform Agreement......................22

      3.3   LSE Reports.....................................................22



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                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                            PAGE

      3.4   Capitalization..................................................22

      3.5   Financial Statements............................................22

      3.6   Absence of Undisclosed Parent Liabilities.......................23

      3.7   No Material Adverse Change......................................23

      3.8   Actions and Proceedings.........................................23

      3.9   No Breach.......................................................23

      3.10  Proxy Statement and Registration Statement......................24

      3.11  Brokerage.......................................................24

SECTION 4   -  REPRESENTATIONS AND WARRANTIES REGARDING MERGER SUB..........24

      4.1   Organization and Corporate Power................................24

      4.2   Corporate Authorization.........................................24

      4.3   Non-Contravention...............................................24

      4.4   No Business Activities..........................................25

SECTION 5   -  COVENANTS AND AGREEMENTS.....................................25

      5.1   Conduct of Business.............................................25

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                               TABLE OF CONTENTS
                                  (continued)
                                                                           PAGE

      5.2   Corporate Examinations and Investigations.......................26

      5.3   Expenses........................................................27

      5.4   Authorization from Others.......................................27

      5.5   Further Assurances..............................................27

      5.6   Preparation of Disclosure Documents.............................27

      5.7   Public Announcements and Confidentiality........................28

      5.8   Affiliate Letters...............................................28

      5.9   Stock Exchange Listing..........................................29

      5.10  No Solicitation.................................................29

      5.11  Updates to Parent Disclosure Schedule...........................30

      5.12  Updates to Seller Disclosure Schedule...........................31

      5.13  Voting Seller Preferred Stock...................................31

      5.14  FIRPTA Compliance...............................................31

      5.15  Reporting.......................................................31

      5.16  Working Capital Requirement.....................................32

SECTION 6   -  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
            PARTY TO CONSUMMATE THE MERGER..................................32

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                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                            PAGE

      6.1   Approvals.......................................................32

      6.2   Registration Statement..........................................32

      6.3   Absence of Order................................................32

      6.4   Regulatory Approvals............................................32

      6.5   Capital Raising.................................................32

      6.6   Admission to LSE................................................33

SECTION 7   -  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF MERGER
            SUB AND PARENT TO CONSUMMATE THE MERGER.........................33

      7.1   Representations, Warranties and Covenants.......................33

      7.2   Secretary of State Certificates.................................33

      7.3   Secretary's Certificate.........................................33

      7.4   Affiliate Letters...............................................33

      7.5   Opinion of Counsel to Seller....................................34

      7.6   Certificate of Merger...........................................34

      7.7   Comfort Letter..................................................34

      7.8   Dissenting Shares...............................................34

      7.9   Employment Agreements...........................................34



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                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                            PAGE

      7.10   Voting Agreements...............................................34

      7.11   Consents........................................................34

      7.12   Purchase of Preferred Stock.....................................35

 SECTION 8   -  CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO
             CONSUMMATE THE MERGER...........................................35

       8.1   Representations, Warranties and Covenants.......................35

       8.2   Opinion of Counsel to Parent....................................35

       8.3   Merger Documents................................................35

 SECTION 9   -  TERMINATION, AMENDMENT AND WAIVER............................35

       9.1   Termination.....................................................35

       9.2   Effect of Termination...........................................37

       9.3   Termination Fees................................................37

       9.4   Seller Preferred Stock Put and Call Rights......................38

       9.5   Amendment.......................................................39

       9.6   Waiver..........................................................39

SECTION 10   -  MISCELLANEOUS................................................40



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                                TABLE OF CONTENTS

                                   (CONTINUED)
                                                                            PAGE

      10.1  No Survival.....................................................40

      10.2  Notices.........................................................40

      10.3  Entire Agreement................................................41

      10.4  Governing Law...................................................41

      10.5  Binding Effect; No Assignment...................................41

      10.6  Variations in Pronouns..........................................41

      10.7  Counterparts....................................................41



                                     -viii-
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                                    EXHIBITS

Exhibit A         Form of Affiliate Letter
Exhibit B         Form of Employment Agreements
Exhibit C         Potential Seller Preferred Stock Modifications


                                    SCHEDULES

Schedule 1.0            Individuals Executing Voting Agreements
Schedule 1.5            Directors and Officers of the Surviving Corporation



                                      -ix-
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                        AGREEMENT AND PLAN OF ACQUISITION

      THIS AGREEMENT AND PLAN OF ACQUISITION (this "Agreement") dated as of November 10, 1998 is among Peptide Therapeutics Group plc ("Parent"), a corporation organized under the laws of England and Wales, Peach Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly-owned subsidiary of Parent, and OraVax, Inc. ("Seller"), a Delaware corporation. The parties wish to effect the acquisition of Seller by Parent through a merger of Merger Sub with and into Seller on the terms and conditions hereof (the "Merger"). As a condition to, and concurrently with the execution of, this Agreement, each director, executive officer and stockholder of Seller listed on Schedule 1.0 has executed and delivered to Parent an irrevocable agreement to vote all shares of voting stock held by such person in favor of the approval of this Agreement, the merger and the transactions contemplated hereby.

      In consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                             SECTION 1 - THE MERGER

         1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into Seller. The Merger shall occur at the Effective Time (as defined herein). Following the Merger, Seller shall continue as the surviving corporation (the "Surviving Corporation") and be a wholly-owned subsidiary of Parent, and the separate corporate existence of Merger Sub shall cease.

         1.2 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger with respect to the Merger to be filed and recorded in accordance with Section 252 of the DGCL and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware in accordance with the DGCL or at such later time as is specified in the Certificate of Merger (the "Effective Time"). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming the foregoing (the date on which the Closing occurs being hereafter referred to as the "Closing Date").

         1.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL.

         1.4 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of Merger Sub, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving

Corporation immediately after the Effective Time (except that Article I of the Certificate of Incorporation shall be amended as of the Effective Time so that the name of the Surviving Corporation shall be "OraVax, Inc.").

         1.5 Directors and Officers. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Schedule 1.5.

         1.6 Conversion of Stock

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Seller:

         (i) All shares of common stock, $0.001 par value per share, of Seller (the "Seller Common Stock") outstanding immediately prior to the Effective Time, other than (A) shares held by Seller as treasury stock or shares held by any Seller Subsidiary (as defined in Section 2.4) and (B) Dissenting Shares (as defined in Section 1.9), shall be converted into and become the right to receive, in the aggregate, that number (subject to payment of cash in lieu of fractional shares as provided in Section 1.11) of American Depositary Shares ("Parent ADSs"), each representing the right to receive ten (10) ordinary shares, nominal value of 10 pence per share, of Parent ("Parent Common Stock"), determined by dividing (x) the Common Stock Consideration (as defined below) by
(y) the Market Value (as defined below) of a Parent ADS. The Parent ADSs will be evidenced by American Depositary Receipts ("Parent ADRs"). The "Common Stock Consideration" shall mean $15,000,000 less the sum of (A) amounts paid or payable by Parent for the Seller Preferred Stock (whether before or after the date of this Agreement), including amounts payable pursuant to Section 1.6(a)(ii), (B) the excess of (x) the number of shares of Seller Common Stock represented by each Seller Option and Seller Common Warrant multiplied by the Conversion Ratio less (y) the exercise price for such shares for which (x) exceeds (y) (as such terms are hereinafter defined) and (C) all amounts paid or payable pursuant to Section 1.7(b) or otherwise paid or payable by Parent to acquire Seller Preferred Warrants. The Common Stock Consideration shall be reduced by the consideration that would otherwise be allocable to Dissenting Shares if the holders thereof had not properly exercised rights under the DGCL.

         (ii) Each share of Seller 6% Convertible Preferred Stock ("Seller Preferred Stock") which has not been converted into Seller Common Stock prior to the Effective Time, other than shares of Seller Preferred Stock held by Parent or its affiliates, shall be converted into the greater of (x) the right to receive in cash $1,090.00 (the "Per Share Preferred Stock Consideration") plus accrued but unpaid dividends and (y) the Liquidation Preference pursuant to the terms of the Seller Preferred Stock.

         (iii) All shares of Seller Common Stock held at the Effective Time by Seller as treasury stock or by a Seller Subsidiary, and all shares of Seller Preferred Stock held at the Effective Time by Parent or its affiliates, shall be cancelled and no payment shall be made with respect thereto.

         (iv) All Dissenting Shares shall be handled in accordance with Section 1.9.

         (v) Each share of common stock of Merger Sub, $0.01 par value per share, outstanding immediately prior to the Effective Time shall be converted into and become one outstanding fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) For the purpose of this Agreement, "Market Value" of a Parent ADS shall mean the product of (x) ten (10) and (y) the average of the per share closing prices of Parent Common Stock as reported by the London Stock Exchange (the "LSE") for the 10 trading days ending on the third trading day prior to the Closing Date, with each per share closing price converted to a U.S. dollar value using the exchange rate for such day equal to the midpoint between the bid price and ask price reported in The Financial Times. Notwithstanding the foregoing,
(i) if the Market Value of a Parent ADS computed in accordance with the previous sentence is less than $14.94 per share, Market Value of a Parent ADS shall mean $14.94 and (ii) if the Market Value of a Parent ADS computed in accordance with the previous sentence is greater than $22.40 per share, Market Value of a Parent ADS shall mean $22.40.

         (c) The Common Stock Consideration shall be allocated among the applicable holders of shares of Seller Common Stock outstanding immediately prior to the Effective Time by allocating to such holders that Market Value of Parent ADSs determined by multiplying the number of shares of Seller Common Stock held by each such holder by the Conversion Ratio. The "Conversion Ratio" shall mean the quotient obtained by dividing the Common Stock Consideration (prior to any reduction with respect to amounts otherwise allocable to Dissenting Shares) by the number of shares of Seller Common Stock outstanding immediately prior to the Effective Time less the number of shares cancelled pursuant to Section 1.6(a)(iii) to the extent outstanding. The "Exchange Ratio" shall mean the quotient obtained by dividing the Conversion Ratio by the Market Value of a Parent ADS.

         (d) If within the period beginning 13 trading days prior to the Closing Date and ending on the Closing Date, there is a change in the number of issued and outstanding shares of Parent Common Stock as the result of reclassification, subdivision, recapitalization, combination, exchange, stock split (including reverse stock split), stock dividend or distribution or other similar transaction (other than the Merger), the number of Parent ADSs issued in the Merger shall be equitably adjusted to eliminate the effect of such event.

         1.7 Seller Options and Seller Warrants.

         (a) At the Effective Time, each outstanding option to purchase shares of Seller Common Stock (each a "Seller Option") under the Seller's 1990 Stock Option Plan and 1995 Stock Option Plan (together the "Seller Stock Option Plans"), whether or not exercisable, will be assumed by Parent. Each Seller Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Seller Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Seller Option will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent ADSs equal to the product of the number of shares of Seller Common Stock that were issuable upon exercise of such Seller Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent ADSs, and (ii) the per share exercise price for the Parent ADSs issuable upon exercise of such assumed Seller Option will be equal to the quotient determined by dividing the exercise price per share of Seller Common Stock at which such Seller Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Seller Option a notice describing the foregoing assumption of such Seller Option by Parent. The adjustment provided herein with respect to any Seller Options which are "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         (b) Each outstanding warrant to acquire Seller Preferred Stock (a "Seller Preferred Warrant"), whether or not then exercisable, shall become the right to receive from Parent, to the extent positive, the Per Share Preferred Stock Consideration multiplied by the number of shares of Preferred Stock covered by the Seller Preferred Warrant, less the aggregate exercise price.

         (c) At the Effective Time, each outstanding warrant to purchase shares of Seller Common Stock (each a "Seller Common Warrant" and together with the Seller Preferred Warrants the "Seller Warrants"), whether or not exercisable, will be assumed by Parent. Each Seller Common Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Seller Common Warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Seller Common Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of Parent ADSs equal to the product of the number of shares of Seller Common Stock that are issuable upon exercise of such Seller Common Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent ADSs, and (ii) the per share exercise price for the Parent ADSs issuable upon exercise of such assumed Seller Common Warrant will be equal to the quotient determined by dividing the exercise price per share of Seller Common Stock at which such Seller Common Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio rounded to the nearest whole cent. After the Effective Time, Parent will issue to each holder of an outstanding Seller Common Warrant a notice describing the foregoing assumption of such Seller Common Warrant by Parent.

         1.8 Closing of Seller Transfer Books. At the Effective Time, the stock transfer books of Seller shall be closed and no transfer of Seller Common Stock shall thereafter be made.

         1.9 Dissenting Shares

            (a) Shares of capital stock of Seller held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL (collectively, the "Dissenting Shares") shall not be converted into Common Stock Consideration. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of Seller or the Surviving Corporation, except those provided under Section 262 of the DGCL.

            (b) Seller shall give Parent (i) prompt notice of any written demands under Section 262 of the DGCL with respect to any shares of capital stock of Seller, any withdrawal of any such demand and any other instruments served pursuant to the DGCL and received by Seller and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. Seller shall cooperate with Parent concerning, and shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

            (c) All amounts determined to be due with respect to Dissenting Shares shall be paid by Parent.

         1.10 Exchange of Certificates. Parent shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to all former holders of record of Seller Common Stock that was converted into the right to receive Parent ADSs pursuant to Section 1.6(a)(i) instructions for surrendering their certificates representing Seller Common Stock in exchange for a Parent ADR or Parent ADRs and cash payments in lieu of fractional shares. Parent shall also notify all holders of Seller Options and Seller Common Warrants of the conversion of their options and warrants to rights to purchase Parent ADSs. Upon surrender of a Seller Common Stock certificate for cancellation to the Exchange Agent, together with a letter of transmittal and other requested documents and in accordance with the instructions thereon, the holder of such certificate shall be entitled to receive in exchange therefor a Parent ADR representing that number of whole Parent ADSs into which the shares of Seller Common Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement. Until surrendered in accordance with the provisions of this Section, each Seller Common Stock certificate (other than certificates for shares to be canceled in accordance with Section 1.6.(a)(iii) and Dissenting Shares, if any) shall represent for all purposes Parent ADSs. Parent ADSs into which Seller

Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any Parent ADRs are to be issued in a name other than that in which the Seller Common Stock certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of Parent ADRs in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is six months following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Seller Common Stock certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law.

         1.11 No Fractional Shares. No certificates representing fractional Parent ADSs shall be issued pursuant to this Agreement. No fractional interest shall entitle the owner to vote or to any other rights of a security holder. In lieu of fractional shares, each individual or entity who would otherwise have been entitled to a fractional Parent ADS hereunder, will receive an amount in cash (without interest) determined by multiplying such fraction by the Market Value of one Parent ADS (determined in accordance with Section 1.6).

         1.12 No Liability. None of Parent, Merger Sub, Seller, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

         1.13 Lost Certificates. If any certificate representing shares of Seller Common Stock, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate or option to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate, applicable payments under this Agreement.

         1.14 Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Seller Common Stock, Seller Options or Seller Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including the tax laws of the United Kingdom. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Seller Common Stock, Seller Options or Seller Warrants, as the case may be, in respect of which such deduction and withholding was made.

         1.15 Alternative Common Stock Consideration. Notwithstanding anything to the contrary contained in this Agreement, prior to the mailing of the Proxy Statement/Prospectus (as defined herein) to Seller's stockholders, Seller and Parent may mutually agree to use shares of Parent Common Stock rather than Parent ADSs as the Common Stock Consideration.

         1.16 Further Assurances. At and after the Effective time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Seller or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Seller or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

              SECTION 2 - REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth on the disclosure schedule delivered to Parent on the date hereof (the "Seller Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Seller hereby makes the following representations and warranties:

         2.1 Organization and Qualification

         (a) Each of Seller, each Seller Subsidiary and each Seller Joint Venture (as defined in Section 2.4(c)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its state of incorporation and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Seller, each Seller Subsidiary and each Seller Joint Venture is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of Seller and the Seller Subsidiaries taken as a whole (but excluding any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which Seller or the Seller Subsidiaries operate (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this Agreement) (a "Seller Material Adverse Effect").

         (b) Seller has previously provided to Parent true and complete copies of the charter and bylaws or other organizational documents of Seller, each Seller Subsidiary and Seller Joint Venture as presently in effect, and neither Seller nor any Seller

Subsidiary nor any Seller Joint Venture is in default in any material respect in the performance, observation or fulfillment of any of such documents.

         2.2 Authority to Execute and Perform Agreements. Seller has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by the holders of Seller Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller. No other action on the part of Seller is necessary to consummate the transactions contemplated hereby (other than approval by the holders of Seller Common Stock of this Agreement and the Merger). This Agreement has been duly executed and delivered by Seller and, subject to the foregoing, constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms.

         2.3 Capitalization and Title to Shares

         (a) Seller is authorized to issue 50,000,000 shares of Seller Common Stock, of which 17,762,712 shares were issued and outstanding as of November 5, 1998. All of the issued and outstanding shares of Seller's Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

         (b) Seller has reserved 1,206,023 shares of Seller Common Stock for issuance pursuant to all of the Seller Options. Seller Options to purchase 1,206,023 shares of Seller Common Stock were outstanding as of October 28, 1998. The Seller Disclosure Schedule includes a true and complete list of all Seller Options with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been previously furnished to Parent.

         (c) (i) Seller has reserved 84,086 shares of Seller Common Stock for issuance pursuant to all of the Seller Common Warrants. Seller Common Warrants to purchase 84,086 shares of Seller Common Stock were outstanding as of November 5, 1998.

            (ii) Seller has reserved 630 shares of Seller Preferred Stock for issuance pursuant to all of the Seller Preferred Warrants and 4,061,157 shares of Seller Common Stock for issuance pursuant to conversion of such shares of Seller Preferred Stock. Seller Preferred Warrants to purchase 630 shares of Seller Preferred Stock were outstanding as of November 5, 1998.

            (iii) The Seller Disclosure Schedule includes a true and complete list of all outstanding warrants with vesting schedules and exercise prices. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been previously furnished to Parent.

         (d) Seller is authorized to issue 2,000,000 shares of Preferred Stock, $0.001 par value per share. Seller has designated 9,000 such shares as 6% Convertible Preferred Stock, 2,746 of which were outstanding as of November 5, 1998, and 200,000 of such shares as "Series A Junior Participating Preferred Stock," all of which have been reserved for issuance under Seller's Shareholder Rights Plan and none of which are outstanding. No other shares of Preferred Stock are outstanding. All of the issued and outstanding shares of Seller Preferred Stock are non-voting and are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights.

         (e) Except pursuant to (1) the conversion of outstanding shares of Parent Preferred Stock described in Section 2.3(d), (2) the exercise of outstanding Seller Options described in Section 2.3(b), (3) the exercise of outstanding Seller Common Warrants described in Section 2.3(c)(i), (4) the exercise of outstanding Seller Preferred Warrants described in Section 2.3(c)(ii), (5) the conversion of shares of Seller Preferred Stock received upon exercise of outstanding Seller Preferred Warrants described in Section 2.3(c)(ii) and the exercise of rights with respect to the Series A Junior Participating Preferred Stock referred to in Section 2.3(d), there are not as of the date hereof, and at the Effective Time there will not be, any other shares of capital stock of Seller authorized or outstanding or any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Seller to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Seller or obligating Seller to grant, extend or enter into any such agreement. To the best knowledge of Seller, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Seller, except as set forth in the Seller Disclosure Schedule.

         (f) Seller does not own beneficially any shares of capital stock of Parent.

         2.4 Seller Subsidiaries and Seller Joint Ventures

            (a) The Seller Disclosure Schedule sets forth all of the Seller Subsidiaries and the jurisdiction in which each is incorporated and organized. Except as set forth on the Seller Disclosure Schedule, all issued and outstanding shares or other equity interests of each Subsidiary are owned directly by Seller free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Seller Subsidiary" means any corporation or other legal entity of which Seller or any Seller Subsidiary owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors or similar position.

         (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Seller Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Seller or any Seller Subsidiary or obligating Seller or any Seller Subsidiary to grant, extend or enter into any such agreement. To the best of knowledge of Seller, there are no shareholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Seller Subsidiary.

         (c) The Seller Disclosure Schedule sets forth for each Seller Joint Venture, the interest held by the Seller and the jurisdiction in which such Seller Joint Venture is organized. Except as set forth on the Seller Disclosure Schedule, interests in Seller Joint Ventures held by Seller are held directly by Seller, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Seller Joint Venture" means any corporation or other entity (including partnerships and other business associations) that is not a Seller Subsidiary and in which the Seller or one or more Seller Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

         2.5 SEC Reports. Seller has previously delivered to Parent its (i) Annual Report on Form 10-K for the year ended December 31, 1997 (the "Seller 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) all proxy statements relating to Seller's meetings of stockholders held or to be held since December 31, 1997 and (iii) all other reports filed by Seller with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 1995. As of their respective dates or as amended prior to the date hereof, such reports complied, and all reports filed by Seller with the SEC under the Exchange Act between the date of this Agreement and the Closing Date will comply, in all material respects with applicable SEC requirements and did not, or in the case of reports filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, Seller has timely filed, and between the date of this Agreement and the Closing Date will timely file, with the SEC all reports required to be filed under Section 13, 14 or 15(d) of the Exchange Act. Except as set forth in the Seller Disclosure Schedule, each person required to make filings under Section 16 of the Exchange Act since December 31, 1997, based on such person's relationship with Seller, has timely made all filings required under such section.

         2.6 Financial Statements. The consolidated financial statements contained in the Seller 10-K and in Seller's quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (the "Seller 10-Qs") have been prepared from, and are in accordance with, the books and records of Seller and present fairly, in all material respects, the consolidated financial condition and results of operations of Seller and the Seller

Subsidiaries as of and for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein and subject, in the case of the unaudited financial statements included in the Seller 10-Qs, to normal year-end adjustments, which are not, in the aggregate, material.

         2.7 Absence of Undisclosed Liabilities. As at December 31, 1997, Seller and the Seller Subsidiaries had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1997 (or the notes thereto) included in the Seller 10-K (the "Seller Balance Sheet") that were not adequately reflected or reserved against on the Seller Balance Sheet. Seller has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the Seller Balance Sheet, (ii) reflected in Seller's unaudited balance sheet dated June 30, 1998 included in the Seller 10-Q for the quarter ended June 30, 1998, (iii) which have arisen since June 30, 1998 in the ordinary course of business of Seller in amounts and of a nature consistent with past practices or (iv) included on the Seller Disclosure Schedule.

         2.8 No Material Adverse Change. Since June 30, 1998, there has not been any Seller Material Adverse Effect.

         2.9 Books and Records. The books of account, minute books, stock record books, and other records of Seller, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) the Exchange Act, including the maintenance of an adequate system of internal controls. The Seller minute books contain in all material respects accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the board of directors of the Seller, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of Seller.

         2.10 Tax Matters

            (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States federal, state, and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes, charges, duties, impositions or assessments, together with all interest, penalties, and additions imposed on or with respect to such amounts, including any liability for taxes of a predecessor entity. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes.

            (b) All Tax Returns required to be filed on or before the date hereof by or with respect to the Seller and the Seller Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Seller or the Seller Subsidiaries, whether or not shown on any Tax Return, have been paid. The Seller and the Seller Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that the Seller or the Seller Subsidiaries are or may be subject to taxation by that jurisdiction.

            (c) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Seller or the Seller Subsidiaries, other than with respect to Taxes not yet due and payable.

            (d) No audit is currently pending with respect to any Tax Return of the Seller or the Seller Subsidiaries, nor is the Seller or its officers or directors aware of any information which has caused or should cause them to believe that an audit by any tax authority may be forthcoming. No deficiency for any Taxes has been proposed in writing against the Seller or the Seller Subsidiaries, which deficiency has not been paid in full. No issue relating to the Seller or the Seller Subsidiaries or involving any Tax for which the Seller or the Seller Subsidiaries might be liable has been resolved in favor of any taxing authority in any audit or examination which, by application of the same principles, could reasonably be expected to result in a deficiency for Taxes of the Seller or the Seller Subsidiaries for any subsequent period, and neither the Seller nor its officers or directors knows of any other basis for the assertion of such a deficiency.

            (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Seller or the Seller Subsidiaries for any taxable period, no power of attorney granted by or with respect to the Seller or the Seller Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Seller or any Seller Subsidiary is in force. The Seller has delivered to the Purchaser complete and correct copies of all income Tax Returns, audit reports and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to the Seller or the Seller Subsidiaries.

            (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Seller has, in accordance with generally accepted accounting principles, made due and sufficient accruals for such Taxes in the Seller 10-Q for the quarter ended June 30, 1998.

            (g) No consent to the application of Section 341(f)(2) of the Code

(or any predecessor provision) has been made or filed by or with respect to the Seller or the Seller Subsidiary or any of their assets or properties. None of the assets or properties of the Seller or the Seller Subsidiaries are or will be required to be treated as being (i) owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or
(ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

            (h) The Seller and the Seller Subsidiaries have not been and are not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes, and all withholding and payroll Tax requirements required to be complied with by the Seller and the Seller Subsidiaries up to and including the date hereof have been satisfied.

            (i) The Seller and the Seller Subsidiaries are not and have never been a party to or bound by, nor do they have or have they ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Seller nor any Seller Subsidiary has any liability for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (j) There is no contract or agreement, plan or arrangement obligating the Seller or the Seller Subsidiaries to make any payment that would not be deductible by reason of Section 162(m) or 280G of the Code. Neither the Seller nor any Seller Subsidiary has agreed to, or is required to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

            (k) Neither the Seller nor the Seller Subsidiaries are or were during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

            (l) Seller's net operating loss carryover (calculated in accordance with the provisions of Section 172 of the Code) as of December 31, 1997, equaled $31,462,165.

            2.11 Compliance with Laws

            (a) Seller and the Seller Subsidiaries have all licenses, permits, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the conduct of the business of Seller and the Seller Subsidiaries (collectively, "Permits") except for such Permits, the failure of which to obtain could not reasonably be expected to have a Seller Material Adverse Effect; such Permits are in full force and effect; and no proceeding is pending or, to the best knowledge of Seller, threatened to revoke or limit any Permit. The Seller Disclosure Schedule contains a true and complete list of all Permits.

            (b) Seller and the Seller Subsidiaries are not in violation of and have no liabilities, whether accrued, absolute, contingent or otherwise, under any federal, state, local or foreign law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body, including without limitation laws relating to the operation of clinical testing laboratories, labor and employment practices, health and safety, zoning, pollution or protection of the environment, including without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (as defined in Section 2.24), except for violations of or liabilities under any of the foregoing which could not, in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. During the last three years, neither Seller nor any of the Seller Subsidiaries has received notice of, and there has not been any citation, fine or penalty imposed against Seller or any of the Seller Subsidiaries for, any such violation or alleged violation. To the best knowledge of Seller, neither Seller nor any of the Seller Subsidiaries has received any such notice of violation more than three years ago which has not been resolved.

            2.12 No Breach. Except for (a) the filing of a proxy statement with the SEC and (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of Seller; (ii) except as set forth on the Seller Disclosure Schedule, violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Seller, any of the Seller Subsidiaries or any Seller Joint Venture is a party or to which any of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or other requirement of any court, arbitrator or governmental or regulatory body applicable to Seller or the Seller Subsidiaries or by which any of Seller's or the Seller Subsidiaries' assets or properties is bound; (iv) violate any Permit; (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (vi) result in the creation of any lien or other encumbrance on the assets or properties of Seller, a Seller Subsidiary or a Seller Joint Venture, excluding from the foregoing clauses (ii), (iii), (iv), (v) and (vi) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or a Seller Material Adverse Effect.

            2.13 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Seller, any Seller Subsidiary or any of their assets or properties. Except as set forth in the Seller Disclosure Schedule, there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Seller, threatened against Seller, any Seller Subsidiary, any Seller Joint Venture or any of their securities, assets or properties that individually or in the aggregate could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby or a Seller Material Adverse Effect. To the best knowledge of Seller, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that individually or in the aggregate could be reasonably expected to have a material adverse effect upon the transactions contemplated hereby or upon the Business of Seller.

            2.14 Contracts and Other Agreements. Neither Seller nor any Seller Subsidiary is a party to or bound by, and neither they nor their properties are subject to, any contract or other agreement required to be disclosed in a Form 10-K or Form 10-Q of the SEC which is not disclosed in the Seller 10-K or the Seller 10-Qs. All of such contracts and other agreements and each of the contracts set forth on the Seller Disclosure Schedule are valid, subsisting, in full force and effect, binding upon Seller, and to the best knowledge of Seller, binding upon the other parties thereto in accordance with their terms, and Seller and the Seller Subsidiaries have paid in full or accrued all amounts now due from them thereunder and have satisfied in full or provided for all of their liabilities and obligations thereunder which are presently required to be satisfied or provided for and are not in default under any of them, nor, to the best knowledge of Seller, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder.

      The Seller Disclosure Schedule sets forth a list of the following contracts and other material agreements to which Seller or any Seller Subsidiary is a party or by or to which they or their assets or properties are bound or subject:

            (a) any agreement (i) involving research, development or licenses or
(ii) that individually requires aggregate expenditures by Seller and/or any Seller Subsidiary in any one year of more than $25,000;

            (b) any indenture, trust agreement, loan agreement or note that involves or evidences outstanding indebtedness, obligations or liabilities for borrowed money in excess of $25,000;

            (c) any lease, sublease, installment purchase or similar arrangement for the purchase, use or occupancy of real or personal property (i) that individually requires aggregate expenditures by Seller and/or any Seller Subsidiary in any one year of more than $25,000 or (ii) pursuant to which Seller or any Subsidiary is the lessor of any real property which has rentals over $25,000 per year, together with the date of termination of such leases, the name of the other party and the annual rental payments required to be made under such leases;

         (d) any agreement of surety, guarantee or indemnification, other than
(i) an agreement in the ordinary course of business with respect to obligations in an amount not in excess of $25,000 or (ii) indemnification provisions contained in leases not otherwise required to be disclosed;

         (e) (i) any agreement, including without limitation employment agreements and bonus plans, relating to the compensation of (A) officers, (B) employees earning more than $50,000 year , (C) former employees or (D) consultants and (ii) any agreements, contracts or commitments with any such individuals which contain change of control of severance obligations;

         (f) any agreement containing covenants of Seller or a Seller Subsidiary not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with Seller or a Seller Subsidiary or in any line of business of Seller or a Seller Subsidiary;

         (g) any agreement granting or restricting the right of Seller or any Seller Subsidiary to use a trade name, trade mark, logo or Proprietary Rights (as defined in Section 2.17 hereof);

         (h) any agreement with any customer or supplier that cannot be terminated without penalty in excess of $25,000 by Seller or any Subsidiary within one year; and

         (i) any agreement with a change of control provision or with restrictions or limitations on, or consent requirements with respect to, assignments.

         True and complete copies of all of the contracts and other agreements set forth on the Disclosure Schedule have been previously provided to Parent.

         2.15 Bank Accounts, Brokerage Accounts and Powers of Attorney. The Seller Disclosure Schedule identifies all bank accounts or brokerage accounts used in connection with the operations of Seller and the Seller Subsidiaries, whether or not such accounts are held in the name of Seller, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from Seller or a Seller Subsidiary and a summary of the terms thereof.

         2.16 Properties. Seller and the Seller Subsidiaries own no real property. Seller or a Seller Subsidiary owns or has a valid leasehold interest in all of the buildings, structures, leasehold improvements, equipment and other tangible property material to the Business of Seller, all of which are in good and sufficient operating condition and repair, ordinary wear and tear excepted, for the conduct of their business in accordance with past practices and neither Seller nor any Seller Subsidiary has received notice that any of such property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Affect.

         2.17 Intellectual Property. Seller, the Seller Subsidiaries and the Seller Joint Ventures own, or are licensed to use, or otherwise have the right to use all patents, trademarks, service marks, trade names, trade secrets, franchises, inventions and copyrights, all information regarding the registration of any of the foregoing, or applications therefor, and all grants and licenses or other rights running to or from Seller or a Seller Subsidiary or a Seller Joint Venture relating to any of the foregoing, that are material to the Business of Seller (collectively, the "Proprietary Rights"). A list of all such registered copyrights, trademarks, tradenames, patents and patent applications has been previously delivered to Parent and is included on the Seller Disclosure Schedule. All patents, registered trademarks and copyrights set forth on the list referred to above are valid and subsisting and all "taxes" or "annuities" with respect thereto have been paid. Seller is not aware of any claim by any third party that the Business of Seller as currently conducted or proposed to be conducted infringe upon the proprietary rights of others, nor has Seller or the Seller Subsidiaries received any notice or claim of infringement from any third party of such infringement by Seller or any Seller Subsidiary. Seller is not aware of any infringement by any third party on, or any competing claim of right to use or own any of, the Proprietary Rights of Seller, the Seller Subsidiaries and the Seller Joint Venture. Seller, the Seller Subsidiaries and the Seller Joint Venture have the right to use, free and clear of claims or rights of others, all customer lists and computer software material to their business as presently conducted. Except as disclosed on the Seller Disclosure Schedule, Seller, the Seller Subsidiaries and the Seller Joint Venture have the unencumbered right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties. To the best knowledge of Seller, none of the activities of the employees of Seller on behalf of Seller violates any agreement or arrangement which any such employees have with former employers.

         2.18 Commercial Relationships. The relationships of Seller, the Seller Subsidiaries and the Seller Joint Ventures with their collaborators and contract manufacturers are generally good commercial working relationships. Except as set forth on the Seller Disclosure Schedule, no such entity has canceled or otherwise terminated its relationship with Seller, a Seller Subsidiary or a Seller Joint Venture or has, during the last twelve months, materially altered its relationship with Seller, a Seller Subsidiary or a Seller Joint Venture. Except as set forth on the Seller Disclosure Schedule, Seller does not know of any plan or intention of any such entity, and has not received any written threat or notice from any such entity, to terminate, cancel or otherwise materially and adversely modify its relationship with Seller, a Seller Subsidiary or a Seller Joint Venture.

         2.19 Employee Benefit Plans

         (a) The Seller Disclosure Schedule sets forth a complete list of all pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Plans") maintained by Seller or the Seller Subsidiaries or to which the Seller or any of the Seller Subsidiaries are parties or required to contribute.

         (b) Seller has delivered or made available to Parent current, accurate and complete copies of (i) each Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Plan subject to Title I of ERISA, and in the case of each other Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Plan intended to be qualified under Section 401(a) or Section 501(c)(9) of the Code, the most recent determination letter or exemption determination issued by the Internal Revenue Service ("IRS"), (v) for each Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connections with any Plan, (vii) copies of any correspondence from the IRS, Department of Labor ("DOL") or other U.S. government agency or department relating to an audit or an asserted or assessed penalty with respect to a Plan or relating to requested relief from any liability or penalty (including, but not limited to, any correspondence relating to the IRS's EPCRS, VCR or CAP programs or the DOL's amnesty programs for later filers and non-filers), (viii) for each Plan that is a defined benefit pension plan, copies of the most recent actuarial valuation report and actuarial valuation report for the two preceding years, (ix) for each Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (nondiscrimination testing (401(a)(4), ADP, ACP, multiple use), 402(g), 415 and top-heavy tests) for the most recent plan year and two preceding plan years, and (x) copies of COBRA and HIPPA forms and notices used for each Plan that is a group health plan. No employee benefit handbook or similar employee communication relating to any Plan nor any written communication of benefits under such Plan described the Plan in a manner materially inconsistent with the documents and summary plan descriptions relating to such Plan that have been delivered pursuant to the following sentence.

         (c) There is no entity (other than the Seller or any Seller Subsidiary) that together with the Seller or any Seller Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA. Neither the Seller nor any Seller Subsidiary has ever maintained, contributed to or incurred any liability under any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or a "multiple employer plan" as defined in Section 413(c) of the Code. Neither Seller nor any Seller Subsidiary has incurred any liability under Sections 4062, 4063 or 4201 of ERISA.

         (d) Each Plan maintained by Seller or a Seller Subsidiary which is intended to be qualified under either Section 401(a) or 501(c)(9) of the Code ("Qualified Plans") is so qualified. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and to the knowledge of Seller, nothing has been done or not done with respect to any Plan that could result in any liability on the part of the Seller or any Seller Subsidiary under Title I of ERISA or Chapter 43 of the Code. All reports, forms and notices required to be filed with respect to each Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, premiums and other amount due to or in connection with each Plan under the terms of the Plan or applicable law have been timely made.

         (e) No "reportable event" as defined at Section 4043 of ERISA has occurred with respect to any Plan subject to Title IV of ERISA. With respect to each Plan subject to Title IV of ERISA, such Plan has no unfunded benefit liabilities and such Plan could be terminated in a "standard termination" under
Section 4041(b) of ERISA on or before the Effective Time without any additional contribution from any contributing employer (but disregarding any other prerequisites for terminating such Plan). With respect to each Plan subject to
Section 412 of the Code, there is no accumulated funding deficiency (whether or not waived) under such Plan.

         (f) All claims for benefits incurred by employees on or before the Closing Date are or will be fully covered by third-party insurance policies or programs. Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Plan providing benefits after termination of employment.

         (g) Neither the Seller nor any Seller Subsidiary has contracted with any "leased employee" within the meaning of Section 414 of the Code or any "independent contractor".

         (h) Except for individual employment agreements, each Plan can be amended, modified or terminated without advanced notice to or consent by any employee, former employee or beneficiary, except as required by law.

      2.20 Employee Matters

         (a) Seller and the Seller Subsidiaries, collectively, have approximately 48 full-time equivalent employees as of November 10, 1998 and generally enjoy good employer-employee relations. Neither Seller nor any Seller Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees. Except as indicated in the Seller Disclosure Schedule, upon termination of the employment of any employees, none of Seller, the Seller Subsidiaries nor Parent will by reason of the Merger or anything done prior to the Effective Time be liable to any of such employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to all current directors, officers, employees or consultants of Seller and the Seller Subsidiaries including, in each case, name, current job title and annual rate of compensation has been previously made available to Parent.

         (b) Seller and each Seller Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

         (c) No work stoppage or labor strike against Seller or any Seller Subsidiary is pending or threatened. Neither Seller nor any Seller Subsidiary is involved in or, to the knowledge of the Seller, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, would result in material liability to Seller. Neither Seller nor any Seller Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that would, directly or indirectly result in material liability to Seller. Neither Seller nor any Seller Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees other than as set forth in the Seller Disclosure Schedule and no collective bargaining agreement is being negotiated by the Seller or any Seller Subsidiary. No union organizing campaign or activity with respect to non-union employees of the Seller or any Seller Subsidiary is ongoing, pending or, to the knowledge of the Seller, threatened.

         2.21 Transactions with Management. No executive officer or director of Seller has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in (a) any property or assets of Seller (except as a stockholder), (b) any current competitor, customer, supplier or agent of Seller or a Seller Subsidiary or (c) any person which is currently a party to any material contract or agreement with Seller or a Seller Subsidiary.

         2.22 Insurance. The Seller Disclosure Schedule sets forth a list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Seller and the Seller Subsidiaries. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Seller and the Seller Subsidiaries and are in conformity with the requirements of all leases or other agreements to which Seller or the relevant Seller Subsidiary is a party and, to the best knowledge of Seller, are valid and enforceable in accordance with their terms. Neither Seller nor any Seller Subsidiary is in default with respect to any provision contained in any such policy or binder nor has any of the Seller or a Seller Subsidiary failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Neither Seller nor any Seller Subsidiary has received notice of cancellation or non-renewal of any such policy or binder.

         2.23 Anti-Takeover Laws. Seller has taken all action necessary such that no "fair price," "business combination," "control share acquisition" or similar statute will be applicable to the transactions contemplated by this Agreement.

         2.24 Brokerage. Except as indicated on the Seller Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Seller, or any action taken by Seller.

    2.25 Environmental Matters

         (a) Neither Seller nor any of the Seller Subsidiaries has violated or is in violation of Environmental Law, and except as authorized by Environmental Laws, neither Seller nor any of the Seller Subsidiaries has generated, used, handled, transported or stored any Hazardous Materials. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or premises leased by Seller or any of the Seller Subsidiaries during the period of Seller's or such Seller Subsidiary's ownership or lease or, to the best of Seller's knowledge, prior thereto, nor has there been or is there threatened any release of any Environmental Contaminants into, on, at or from any such site or premises, including without limitation into the ambient air, groundwater, surface water, soils or subsurface strata, during such period or, to the best of Seller's knowledge, prior thereto in violation of any Environmental Law or which created or will create an obligation to report or remediate such release. There is no underground storage tank or other container at any site owned or premises leased by Seller or Seller Subsidiary or to the best of Seller's knowledge on any site formerly owned or premises formerly leased by Seller.

         (b) Neither Seller nor any Subsidiary has received written notification that, and Seller has no knowledge that, any site currently or formerly owned or premises currently or formerly leased by Seller or any of Seller Subsidiary is the subject of any federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any remedial action is necessary to respond to a release or a threatened release of any Environmental Contaminant into the environment. No such site or premises is listed, or to Seller's knowledge, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as provided under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any comparable state or local governmental lists. Neither Seller nor any Seller Subsidiary has received written notification of, and Seller has no knowledge of, any potential responsibility of Seller or any Seller Subsidiary pursuant to the provisions of (i) Section 104(e) of CERCLA (ii) any similar Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law with respect to Environmental Contaminants used, manufactured, generated, stored, or treated at, transported from, or disposed of on, any site currently or formerly owned or premises currently or formerly leased by Seller or any Seller Subsidiary.

         (c) Seller and the Seller Subsidiaries have obtained all permits required by Environmental Law necessary to enable it to conduct its respective business and is in compliance with all material aspects of said permits.

         (d) There is no environmental or health and safety matter that reasonably could be expected to have a Seller Material Adverse Effect. Seller has previously furnished to Parent copies of any and all environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials or Release of Environmental Contaminant, spill control plans and material correspondence with any governmental agency or other entity regarding the foregoing.

         (e) For purposes of this Agreement:

            (i) "Environmental Laws" means any Federal, state, local or foreign laws (including common law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations pertaining to the environment, pollution or protection of human health or the environment, as adopted or in effect in the jurisdictions in which the applicable site or premises are located, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq.; the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 1001 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Atomic Energy Act, as amended 42 U.S.C. Section 2011 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.; the Federal Food, Drug and Cosmetic Act, as amended 21 U.S.C. Section 301 et seq. (insofar as it regulates employee exposure to Hazardous Substances), and any state or local statute of similar effect, including Mass. Gen. L. C. 21E and the Massachusetts Contingency Plan, 310 C.M.R. 40.000 et seq.; and any laws relating to protection of safety, health or the environment which regulate the use of biological agents or substances including medical or infectious wastes as any such laws have been amended;

            (ii) "Environmental Contaminant" means Hazardous Materials, or any other pollutants, contaminants, toxic or constituent substances or waste radioactive substances, materials or special wastes, petroleum or petroleum products, polychlorinated byphenals, asbestos containing materials, or any other substance or material, in each case regulated by applicable Environmental Laws;

            (iii) "Hazardous Materials"(A) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxics," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon; and

            (iv) "Release" has the meaning specified in CERCLA.

         2.26 Proxy Statement and Registration Statement

            (a) None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed with the SEC in connection with the issuance of Parent ADSs in the Merger (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement related to the Seller Stockholder Meeting (as defined in
Section 5.6(b)) (the "Proxy Statement/Prospectus"), on the date it is first mailed to holders of Seller Common Stock or at the time of the Seller Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller will use its best efforts to ensure that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (b) None of the information supplied or to be supplied by Seller for inclusion in the Super Class 1 Shareholder Circular (comprising listing particulars under Part IV of the Financial Services Act of 1986 of the United Kingdom, as amended (the "FSA")) (the "Parent Disclosure Document") will, on the date the Parent Disclosure Document is first mailed to shareholders of Parent and at the time of the extraordinary general meeting of Parent shareholders (the "Parent Shareholder Meeting") to vote on approval of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.27 PMC Waiver. Pasteur Merieux Connaught ("PMC") has agreed that consummation of the Merger will not constitute a "Change in Control" of Seller as defined in Section 15.2 of the Master Agreement between the Seller and PMC dated as of March 31, 1995.

         2.28 Fairness Opinion. Seller has received an opinion from Hambrecht & Quist, dated as of the date hereof, to the effect that as of the date hereof, the consideration to be received by Seller's stockholders in the Merger is fair from a financial point of view and will deliver to Parent a copy of such written opinion.

              SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PARENT

         Except as set forth on the disclosure schedule delivered to Seller on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent hereby makes the following representations and warranties:

         3.1 Organization. Parent is a public limited company duly incorporated and validly existing under the laws of England and Wales. Each of the Parent Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of incorporation. Each of Parent and its Subsidiaries has full corporate power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. As used in this Agreement, "Parent Subsidiary" means any corporation or other legal entity of which Parent or any Parent Subsidiary owns, directly or indirectly, 50% or more of the stock or other equity interest entitled to vote for the election of directors.

         3.2 Authority to Execute and Perform Agreement. Parent has the corporate power and authority to enter into, execute and deliver this Agreement and, subject to obtaining necessary approvals of its shareholders, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to the approval of the shareholders of Parent of the Merger and this

Agreement and the creation and issue of a sufficient amount of authorized ordinary share capital of Parent, and the granting of authority pursuant to
Section 80 Companies Act 1985. This Agreement has been duly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable in accordance with its terms.

         3.3 LSE Reports. Since December 31, 1997, Parent has filed in a timely manner with the LSE all documents and announcements required to be filed by it pursuant to the rules of the LSE and such documents and announcements complied in all material respects with applicable LSE requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Between the date of this Agreement and the Closing Date, Parent will file in a timely manner all documents and announcements required to be filed by it pursuant to the rules of the LSE in relation to the Merger and such documents and announcements will comply in all material respects with applicable LSE requirements.

         3.4 Capitalization. The authorized capital of Parent is 43,200,000 shares of Parent Common Stock, of which 36,465,804 shares were issued and outstanding as of November 10, 1998. The shares of Parent Common Stock which comprise the Common Stock Consideration will, when issued in accordance with the terms of this Agreement, be duly and validly issued fully paid and non-assessable.

         3.5 Financial Statements. The consolidated audited accounts of Parent for the financial year of Parent ended December 31, 1997 (a) show a true and fair view of the assets, liabilities and state of affairs of Parent as at December 31, 1997 and of the loss of Parent for the financial year covered by those accounts; and (b) were prepared in accordance with the Companies Act 1985 and, save as otherwise noted or disclosed therein, all applicable United Kingdom generally accepted accounting principles applied on a consistent basis.

         3.6 Absence of Undisclosed Parent Liabilities. As at December 31, 1997, Parent had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1997 (or the notes thereto) that were not adequately reflected or reserved against on such balance sheet. Parent has no such liabilities, other than liabilities (i) adequately reflected or reserved against on such balance sheet, (ii) reflected in Parent's unaudited consolidated balance sheet (or the notes thereto) dated June 30, 1998, (iii) incurred since June 30, 1998 in the ordinary course of business or (iv) that would not, in the aggregate, have a material adverse effect on the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole (but excluding (A) any change, effect, condition, event or circumstance arising out of or attributable to (i) changes, effects, conditions, events or circumstances that generally affect the industries in which Parent or the Parent Subsidiary operate (including legal and regulatory changes) or (ii) changes arising from the consummation of the transactions contemplated hereby or the announcement of the execution of this agreement or (B) any adverse changes in the market price of the Parent Common Stock) (a "Parent Material Adverse Effect").

         3.7 No Material Adverse Change. Since June 30, 1998, there has not been any Parent Material Adverse Effect.

         3.8 Actions and Proceedings. There are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the best knowledge of Parent, threatened against Parent or any Parent Subsidiary that individually or in the aggregate could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby or a Parent Material Adverse Effect. To the best knowledge of Parent, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate could reasonably be expected to have a material adverse effect upon the transactions contemplated hereby or a Parent Material Adverse Effect.

         3.9 No Breach. Except for (a) the filing of the Registration Statement with the SEC, (b) filings with various blue sky authorities, (c) the filing of the Certificate of Merger with the Secretary of State of Delaware, (d) the filing of the Super Class 1 Shareholder Circular with and its approval by the London Stock Exchange and compliance with the rules of the London Stock Exchange and (e) the matters listed in the Parent Disclosure Schedule, the delivery and performance of this Agreement by Parent and consummation by it of the transactions contemplated hereby will not (i) violate any provision of the articles of association of Parent; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Parent or a Parent Subsidiary is party or to which either of them or any of their assets or properties is bound or subject; (iii) violate any law, ordinance or regulation or any order, judgment, injunction, decree or requirement of any court, arbitrator or governmental or regulatory body applicable to Parent or a Parent Subsidiary or by which any of their assets or properties is bound; (iv) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body or (v) result in the creation any lien or other encumbrance on the assets or properties of Parent or a Party Subsidiary, excluding from the foregoing clauses (ii), (iii), (iv) and (v) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby or a Parent Material Adverse Effect.

         3.10 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to holders of Seller Common Stock or at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.11 Brokerage. Except as indicated on the Parent Disclosure Schedule, no broker, finder, agent or similar intermediary has acted on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent or Merger Sub, or any action taken by them.

                  SECTION 4 - REPRESENTATIONS AND WARRANTIES

                              REGARDING MERGER SUB

      Parent and Merger Sub hereby make the following representations and warranties:

         4.1 Organization and Corporate Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

         4.2 Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, enforceable against it in accordance with its terms.

         4.3 Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the Certificate of Incorporation or By-Laws of Merger Sub.

         4.4 No Business Activities. Merger Sub was formed specifically for the purpose of consummating the transactions contemplated by this Agreement and has not conducted and will not conduct any business activities unrelated to the transactions contemplated hereby.

                      SECTION 5 - COVENANTS AND AGREEMENTS

      The parties covenant and agree as follows:

         5.1 Conduct of Business. Except with the prior written consent of Parent, which will not be unreasonably withheld, or as set forth in Section 5 of the Seller Disclosure Schedule, and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Seller shall observe the following covenants:

            (a) Affirmative Covenants Pending Closing. Seller shall:

            (i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of Seller's present employees;

            (ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

            (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the Business of Seller, advertise, promote and market Seller's business activities in accordance with past practices over the last twelve months, keep Seller's properties intact, preserve Seller's goodwill and Seller's business, maintain all physical properties in such operating condition as will permit the conduct of Seller's business on a basis consistent with past practice, and perform and comply in all material respects with the terms of the contracts set forth in the Seller Disclosure Schedule;

            (iv) Intellectual Property Rights. Use best efforts to preserve and protect the Proprietary Rights;

            (v) Ordinary Course of Business. Operate Seller's business solely in the ordinary course consistent with past practices;

            (vi) Seller Options and Warrants. Take all actions necessary with respect to Seller Options and Seller Warrants to effectuate the terms of this Agreement, provided, however, Parent shall have the right to approve any agreements to modify terms of the underlying instruments.

            (b) Negative Covenants Pending Closing. Seller shall not without the prior consent of Parent:

            (i) Benefit Plans. Establish, amend, modify or terminate any Plan

(as defined in Section 2.19(a)), except as required by law, without the written consent of Parent;

                  (ii) Disposition of Assets. Sell or transfer, or mortgage, pledge or create or permit to be created any security interest on, any of its assets, including its Proprietary Rights, other than sales or transfers in the ordinary course of business and in amounts not exceeding $10,000 or the creation of security interests under existing arrangements disclosed in the Seller Disclosure Schedule;

                  (iii) Liabilities. Incur any indebtedness for borrowed money, obligation or liability or enter into any contracts or commitments involving potential payments to or by Seller or Seller Subsidiaries of $25,000 or more;

                  (iv) Compensation. Change the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance or other agreement with any officer, director, employee, agent or consultant of Seller or a Seller Subsidiary;

                  (v) Capital Stock. Make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or accelerate the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, or declare or pay any dividend or other distribution with respect to any shares of its capital stock, or sell or transfer any shares of its capital stock, except upon the exercise by officers, directors and employees of options outstanding on the date hereof and disclosed herein;

                  (vi) Charter and By-Laws. Amend the Certificate of Incorporation or By-laws of Seller;

                  (vii) Acquisitions. Make, or permit to be made, any material acquisition of property or assets;

                  (viii) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect to Taxes, enter into any closing agreement, settle any claim or assessment in respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect to Taxes; or

                  (ix) Agreements. Enter into or modify, or permit a Seller Subsidiary to enter into or modify, any material license, development, research or collaborative agreement with any other person or entity.

         5.2 Corporate Examinations and Investigations. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Seller, as is reasonably necessary or appropriate in connection with Parent's investigation of Seller with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances so as to minimize any disruption to or impairment of Seller's business and Seller shall cooperate fully therein. No investigation by Parent shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Seller shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

         5.3 Expenses. Subject to Section 9, Seller and Parent shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants.

         5.4 Authorization from Others. Prior to the Closing Date, the parties shall use their reasonable commercial efforts to obtain all authorizations, consents and Permits of others, required to permit the consummation of the transactions contemplated by this Agreement.

         5.5 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its respective reasonable commercial efforts to take other such actions to ensure that to the extent within its control or capable of influence by it that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

         5.6 Preparation of Disclosure Documents

                  (a) As soon as practicable following the date of this Agreement, Seller and Parent shall prepare the Proxy Statement/Prospectus. Seller shall, in cooperation with Parent, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Seller, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Seller and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Seller shall mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

Parent shall also take any action (other than qualifying to do business in any jurisdiction in which Parent is not now so qualified) required to be taken under any applicable United States state securities laws in connection with the issuance of shares of Parent Common Stock in connection with the Merger, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.

                  (b) (i) Seller shall, as soon as practicable following the date of this Agreement and the effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Seller Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement, (ii) the Board of Directors of Seller, unless otherwise required pursuant to the applicable fiduciary duties of the Board of Directors of Seller to the stockholders of Seller (as determined in good faith by the Board of Directors of Seller based upon the advice of outside counsel), shall recommend adoption of this Agreement by its stockholders and
(iii) Seller shall take all lawful action to solicit such adoption.

                  (c) In connection with the Parent Shareholder Meeting, to the extent required by applicable law, (i) Parent shall, as soon as practicable after the date of this Agreement and in accordance with the listing rules of the LSE (including making the statements contemplated by Section 6.5), prepare and submit to the LSE for approval the Parent Disclosure Document, and shall use reasonable commercial efforts to have such document formally cleared by the LSE and shall thereafter publish the Parent Disclosure Document and mail the same to its shareholders in compliance with all legal requirements applicable to the Parent Shareholder Meeting and the listing rules of the LSE and (ii) if necessary, after the Parent Disclosure Document has been so posted, promptly circulate amended, supplemental or supplemented materials and, if required in connection therewith, resolicit votes.

                  (d) Except as required by law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or Seller without the approval of the other party (which shall not be unreasonably withheld). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Parent ADSs issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         5.7 Public Announcements and Confidentiality. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby or related to Seller by Parent (including officers of Parent or entities controlled by Parent), or relating to Parent by Seller (including officers of Seller or entities controlled by Seller) shall require the prior approval of Parent and Seller, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law or the rules of any stock exchange on which shares of Parent Common Stock are listed. Each party shall keep confidential and shall not use in any manner any information or documents obtained from the other concerning its assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by such party independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates, all copies of any documents obtained from another party will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder.

         5.8 Affiliate Letters. Prior to the Closing Date, Seller shall identify to Parent all persons who, at the time of the Seller Stockholder Meeting, Seller believes may be "affiliates" of Seller within the meaning of Rule 145 under the Securities Act. Seller shall use its best efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Seller. Seller shall use its best efforts to deliver to Parent prior to the Closing Date a letter from each of such affiliates identified by Seller and Parent in substantially the form attached hereto as Exhibit A (the "Affiliate Letters").

         5.9 Stock Exchange Listing

                  (a) Parent shall, prior to posting the Parent Disclosure Document, prepare and submit to the LSE a listing application covering the shares of Parent Common Stock which the Parent ADSs to be issued in the Merger represent the right to receive, and shall use reasonable commercial efforts to obtain, prior to the Effective Time, agreement by the LSE for the admission of such shares of Parent Common Stock to the Official List of the LSE, and Seller shall cooperate with Parent with respect to such listing.

                  (b) Parent shall prepare and submit to the Nasdaq Stock Market ("Nasdaq") a listing application covering the Parent ADRs which evidence the Parent ADSs to be issued in the Merger and shall use reasonable commercial efforts to obtain agreement by Nasdaq for the listing of the Parent ADRs on Nasdaq, and Seller shall cooperate with Parent with respect to such listing.

         5.10 No Solicitation

                  (a) Seller will not, and will not permit any of its directors, officers, employees, agents or other representatives or those of any of its Subsidiaries to, (i) solicit, initiate or knowingly encourage discussions with any person other than the Parent (a "Third Party"), relating to the possible acquisition of Seller or any Seller Subsidiary or of all or a material portion of the assets or capital stock of Seller or any Seller Subsidiary or any merger or other business combination involving Seller or any Seller Subsidiary (an "Acquisition Proposal") or (ii) participate in any negotiations regarding, or furnish to any other person information with respect to, any effort or attempt by any other person to do or to seek any Acquisition Proposal. Seller agrees to inform Parent orally and in writing in reasonable detail (including without limitation the applicable terms and conditions and identity of the other person) within one business day of receipt of any offer, proposal or inquiry relating to any Acquisition Proposal and of any modification thereof or any proposed agreement and to promptly furnish to the Parent copies of any written communications or documents received with respect to the foregoing.

                  (b) Notwithstanding the provisions of Section 5.10(a), at any time prior to the date on which stockholders of Seller vote to approve the Merger, Seller and its officers, directors, employees, representatives and agents may, to the extent the Board of Directors of Seller determines, in good faith, based upon the advice of outside counsel, that the Board's fiduciary duties under applicable law requires it to do so, (i) furnish or cause to be furnished information concerning the Seller's business, properties or assets to a Third Party in connection with a Qualified Acquisition Proposal (as hereinafter defined) (subject to such Third Party executing a confidentiality agreement with terms at least as restrictive as the confidentiality agreement between Seller and Parent), (ii) enter into, participate in, conduct or engage in discussions or negotiations with such Third Party regarding such Qualified Acquisition Proposal, or (iii) upon termination of this Agreement as permitted in Section 9.1, enter into an agreement to consummate a Qualified Acquisition Proposal. As used herein, "Qualified Acquisition Proposal" means a bona fide, unsolicited, written Acquisition Proposal on terms and conditions that the Board of Directors of Seller (after consultation with financial advisors) determines to be superior to the Merger and to be in the best interests of Seller and its stockholders, is reasonably capable of being financed by such Third Party and is reasonably likely to be consummated. In addition, nothing herein shall prohibit the Seller's Board of Directors from taking a position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act.

         5.11 Updates to Parent Disclosure Schedule

                  (a) Between the date hereof and the Closing Date, Parent shall promptly notify Seller in writing of:

                  (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement; if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any breach of any covenant or obligation of Parent; and

                  (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to Closing impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.11(a) requires any change in the Parent Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Parent Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Parent shall promptly deliver to Seller an update to the Parent Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Parent in this Agreement, or (ii) determining whether any of the conditions set forth in Sections 6 or 8 has been satisfied.

         5.12 Updates to Seller Disclosure Schedule

                  (a) Between the date hereof and the Closing Date, Seller shall promptly notify Parent in writing of:

                  (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by Seller in this Agreement; if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any breach of any covenant or obligation of Seller; and

                  (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to Closing impossible or unlikely.

                  (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.12(a) requires any change in the Seller Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Seller Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to the Company an update to the Seller Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Sections 6 or 7 has been satisfied.

         5.13 Voting Seller Preferred Stock. To the extent shares of Seller Preferred Stock are entitled to vote on the Merger, Parent agrees to vote all shares of Seller Preferred Stock which it is entitled to vote in favor of the Merger.

         5.14 FIRPTA Compliance. On or prior to the Closing Date, the Seller shall deliver to the Parent a properly executed statement in a form reasonably acceptable to the Parent for purposes of satisfying the Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.15 Reporting. It is the parties' intent that the Merger shall be treated for United States federal income tax purposes as a taxable acquisition by Parent of the stock of Seller and each of the parties to this Agreement shall, unless advised by their counsel that such reporting is not available, report the Merger for federal income tax purposes as such a taxable acquisition.

         5.16 Working Capital Requirement. Between the date hereof and the Closing Date, Parent shall not take any action out of the ordinary course of its business that would materially increase the Minimum Financing Requirement as defined in Section 6.5 below and shall use reasonable commercial efforts to complete the financing contemplated by Section 6.5 below.

              SECTION 6 - CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by mutual consent of the parties, at or before the Effective Time, of each of the following conditions:

         6.1 Approvals. Seller shall have obtained all approvals of holders of shares of capital stock of Seller necessary to approve this Agreement and the transactions contemplated hereby and (ii) Parent shall have obtained all approvals of holders of shares of capital stock of Parent necessary to approve this Agreement and the transactions contemplated hereby.

         6.2 Registration Statement. The Registration Statement shall have been declared effective and shall remain effective and shall not be subject to a stop order at the Effective Time. All state securities or "blue sky" authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in full force and effect.

         6.3 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this section shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such order or injunction.

         6.4 Regulatory Approvals. All required approvals from governmental entities shall have been obtained; provided, however, that the provisions of this section shall not be available to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

         6.5 Capital Raising. Between the date of this Agreement and on or prior to the Closing Date, Parent shall have completed a financing (by way of an issue of new shares or a debt instrument or otherwise) resulting in the receipt by Parent of net cash proceeds in an amount at least equal to the Minimum Financing Requirement. For purposes of this Section 6.5, "Minimum Financing Requirement" means that amount of financing which, when added to the existing financing available to Parent and Parent Subsidiaries (after giving affect to the Merger), enables:

                  (a) BT Alex. Brown (Parent's financial adviser) to give the written confirmation to the LSE required by Rule 2.14 of the Listing Rules of the LSE, which includes without limitation confirmation that the working capital available to Parent and Parent Subsidiaries (after giving effect to the Merger) is sufficient for its present requirements; and

                  (b) Parent to make a clean working capital statement in the Parent Disclosure Document in compliance with Rule 6.E.16 of the LSE Listing Rules, to the effect that in its opinion the working capital available to Parent and Parent's Subsidiaries as a combined group (after giving effect to the Merger) is sufficient for its present requirements.

         6.6 Admission to LSE. The LSE shall have admitted the Parent Common Stock to be issued in the Merger to the Official List (subject only to the allotment of such shares) and such admission shall have become effective in accordance with paragraph 7.1 of the Listing Rules of the LSE.

             SECTION 7 - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                 MERGER SUB AND PARENT TO CONSUMMATE THE MERGER

      The obligations of Merger Sub and Parent to consummate the Merger are subject, at the option of Parent acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by Parent:

         7.1 Representations, Warranties and Covenants. The representations and warranties made by the Seller in this Agreement and in each of the other agreements and instruments delivered by Seller in connection with the transactions contemplated by this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Seller Disclosure Schedule except as to matters previously approved by Parent in writing), except in each case where the failure to be so accurate (without giving effect to any materiality or knowledge qualifications contained therein) could not reasonably be expected to have a Seller Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Seller shall have delivered to Parent a certificate from its chief financial officer, dated the Closing Date, to the foregoing effect.

         7.2 Secretary of State Certificates. Seller shall have delivered a copy of the Certificate of Incorporation of the Seller, as in effect immediately prior to the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Seller's corporate good standing.

         7.3 Secretary's Certificate. Seller shall have delivered a certificate of the Secretary of Seller dated as of the Closing Date, certifying as to (i) the incumbency of officers of Seller executing documents executed and delivered in connection herewith, (ii) a copy of the Certificate of Incorporation of the Seller as in effect immediately prior to the Closing Date; (iii) a copy of the By-Laws of the Company, as in effect on and as of the Closing Date, (iv) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the applicable matters contemplated hereunder and (v) a copy of the resolutions of the stockholders of Seller authorizing and approving the applicable matters contemplated hereunder.

         7.4 Affiliate Letters. Parent shall have received the Affiliate Letters referred to in Section 5.8.

         7.5 Opinion of Counsel to Seller. Parent shall have received the opinion of Hale and Dorr LLP, counsel to Seller, dated the Closing Date and in substantially the form previously agreed to by the parties.

         7.6 Certificate of Merger. Seller shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

         7.7 Comfort Letter. Parent shall have received a letter, dated as of a date not more than two days prior to the date that the Registration Statement is declared effective, and shall have received a subsequent letter, dated as of a date not more than two days prior to the Closing Date, from PricewaterhouseCoopers LLP, independent public accountants for Seller, in form and substance reasonably satisfactory to Parent, to the effect that (i) they are independent accountants within the meaning of the Securities Act and the Exchange Act, (ii) in their opinion, the financial statements of Seller included in the Registration Statement which were reported on by such firm comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, (iii) on the basis of limited procedures specified in their letter, which need not constitute an audit, comfort regarding Seller's consolidated financial position as of, and for the period ended September 30, 1998, and that nothing has come to their attention which would give them reason to believe that (A) since September 30, 1998 to the date of such letter there has been any increase in the outstanding capital stock or rights, securities, options or obligations exercisable for or convertible into shares of capital stock, or any increase in the long term debt or short term borrowings, of Seller, (B) there has been any change greater than $10,000 since September 30, 1998 in the balance sheet items of Seller set forth on its balance sheet at September 30, 1998 or (C) there has been any increase in the net loss of Seller since September 30, 1998 as compared with the corresponding period for the prior year, except in all instances, for any such increase, change or decrease referred to in or contemplated or described in the Registration Statement or contemplated by or disclosed pursuant to this Agreement.

         7.8 Dissenting Shares. The Dissenting Shares of Seller Common Stock shall not exceed five percent (5%) of the shares of Seller Common Stock issued and outstanding on the Closing Date.

         7.9 Employment Agreements. Lance Gordon and Thomas Monath shall have executed and delivered to Parent, prior to the Closing Date, an agreement in the form of Exhibit B hereto.

         7.10 Voting Agreements. Each of the individuals and entities listed on

Schedule 1.0 shall have executed a voting agreement in form and substance satisfactory to Parent and each such agreement shall be in full force and effect.

         7.11 Consents. Seller shall have obtained waivers or consents, which shall remain in full force and effect, with respect to each agreement required to be disclosed on Section 2.14(i) of the Seller Disclosure Schedule (other than employment agreements) such that the terms of each such agreement are unchanged by the Merger except to the extent failure to obtain such waivers or consents, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect and such agreement remains in full force and effect following the Effective Time.

         7.12 Purchase of Preferred Stock. Parent shall have acquired for cash the shares of Seller Preferred Stock which are subject to the Stock Purchase Agreement, made as of October 19, 1998.

             SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF
                         SELLER TO CONSUMMATE THE MERGER

      The obligation of Seller to consummate the Merger is subject, at the option of Seller acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived by it:

         8.1 Representations, Warranties and Covenants. Except for changes contemplated by this Agreement, the representations and warranties made by Parent and Merger Sub in this Agreement and in each of the other agreements and instruments delivered to Seller in connection with the transactions contemplated by this Agreement shall have been accurate as of the date of this Agreement, and shall be accurate as of the Closing Date as if made at the Closing Date (without giving effect to any update to the Parent Disclosure Schedule except as to matters previously approved by Seller in writing) except in each case where the failure to be so accurate (without giving effect to any materiality or knowledge qualifications contained therein) could not reasonably be expected to have a Parent Material Adverse Effect. Each of Merger Sub and Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Merger Sub and Parent shall have delivered to Seller a certificate from an authorized officer dated the Closing Date, to the foregoing effect.

         8.2 Opinion of Counsel to Parent. Seller shall have received the opinions of Palmer & Dodge LLP and Weil, Gotshal & Manges LLP, counsel to Merger Sub and Parent, dated the Closing Date and in substantially the forms previously agreed to by the parties.

         8.3 Merger Documents. Merger Sub shall have executed and delivered the Certificate of Merger referred to in Section 1.2.

                 SECTION 9 - TERMINATION, AMENDMENT AND WAIVER

         9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by Parent shareholders or Seller stockholders:

                  (a) By mutual written consent of Parent and Seller;

                  (b) By Seller:

                  (i) by written notice to Parent (provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Parent, which breach is either not cured with twenty (20) days following written notice to Parent or by its nature cannot be cured prior to the Closing Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle Seller not to consummate the transactions contemplated hereby under Section 8.1; or

                  (ii) by written notice to Parent upon Seller's entering into an agreement with a Third Party to consummate a Qualified Acquisition Proposal as permitted by Section 5.10(b);

                  (c) By Parent:

                  (i) by written notice to Seller (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties contained in this Agreement on the part of Seller, which breach is either not cured with twenty (20) days following written notice to Seller or by its nature cannot be cured prior to the Closing Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) because of the breach of any representation or warranty unless such breach, together with all such other breaches, would entitle Parent not to consummate the transactions contemplated hereby under

Section 7.1; or

                  (ii) by written notice to Seller, if, prior to the Effective Time, Seller's Board of Directors (A) shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of, the Merger or this Agreement or (B) shall take any action (other than as permitted under clauses (i) and (ii) of the first sentence of Section 5.10(b)) with respect to any Acquisition Proposal by a third party other than to recommend rejection of the Acquisition Proposal;

                  (d) By Parent or Seller:

                  (i) by written notice to the other, if the Effective Time shall not have occurred on or before July 31, 1999; provided, however, that the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

                  (ii) by written notice to the other, if any governmental entity shall have issued any injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or other action shall have become final and non-appealable;

                  (iii) by written notice to the other, if the required approval of the shareholders of Seller shall not have been obtained within ninety (90) days after the Registration Statement has been declared effective by the SEC or by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; provided, however; that the right to terminate this Agreement pursuant to this
Section 9(d)(iii) shall not be available to Seller where the failure to obtain the required shareholder approval shall have been caused by the action or failure to act of Seller in breach of this Agreement; or

                  (iv) by written notice to the other, if the required approval of the shareholders of Parent shall not have been obtained within ninety (90) days after mailing its Super Class 1 Circular relating to this Agreement or by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders duly convened therefor or at any adjournment thereof; provided, however; that the right to terminate this Agreement pursuant to this Section 9(d)(iv) shall not be available to Parent where the failure to obtain the required shareholder approval shall have been caused by the action or failure to act of Parent in breach of this Agreement.

         9.2 Effect of Termination. If this Agreement is terminated as provided in

Section 9.1, this Agreement shall forthwith become void and have no effect, without liability on the part of Parent and Seller and their respective directors, officers, shareholders or stockholders, except that (i) the provisions of this Section 9, Section 5.3 relating to expenses, Section 5.7 relating to publicity and confidentiality to the extent provided therein shall survive; and (ii) no such termination shall relieve any party from liability by reason of any willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement, except to the extent provided in Section 9.3(d).

         9.3 Termination Fees

                  (a) Seller shall reimburse Parent for (i) its costs and expenses related to entering into this Agreement and seeking to consummate the transactions contemplated by this Agreement, including fees and expenses payable to legal, accounting and financial advisors relating to the Merger and (ii) the costs and expenses, including legal fees and expenses, relating to the financing commitment of Parent to Seller, if:

                  (i) Parent has terminated this Agreement pursuant to Section 9.1(c); or

                  (ii) Seller has terminated this Agreement pursuant to Section 9.1(b)(ii).

                  (b) In addition to any amount that may be payable to Parent pursuant to Section 9.3(a), Seller shall pay to Parent:

                  (i) $750,000 if (A) Parent has terminated this Agreement pursuant to Section 9.1(c)(i) because of a willful breach by Seller and at the time of such breach a Third Party shall have made, or disclosed an intention to make, an Acquisition Proposal, (B) Parent has terminated this Agreement pursuant to Section 9.1(c)(ii), (C) Parent or Seller has terminated this Agreement pursuant to Section 9.1(d)(iii) and at the time of the event giving rise to such termination a Third Party shall have made, or disclosed an intention to make, an Acquisition Proposal, or (D) Seller has terminated this Agreement pursuant to
Section 9.1(b)(ii) upon entering into an agreement with a Third Party other than PMC to consummate a Qualified Acquisition Proposal, provided that there shall be credited any amount paid pursuant to Section 9.3(a); or

                  (ii) $1,500,000 if (A) Parent has terminated this Agreement pursuant to Section 9.1(c)(i) because of a willful breach by Seller or Section 9.1(e)(ii) and prior thereto or within 12 months thereafter Seller enters into an agreement to consummate or consummates an Acquisition Proposal with PMC, (B) Parent or Seller has terminated this Agreement pursuant to Section 9.1(d)(iii) and prior thereto or within 12 months thereafter Seller enters into an agreement to consummate or consummates an Acquisition Proposal with PMC or (C) Seller has terminated this Agreement pursuant to Section 9.1(b)(ii) upon entering into an agreement with PMC to consummate a Qualified Acquisition Proposal, provided that there shall be credited any amount paid pursuant to
Section 9.3(a) except that if the agreement is entered into or the transaction is consummated prior to February 28, 1999, the amount credited shall be limited to amounts paid pursuant to clause (i) of Section 9.3(a) in excess of $250,000.

                  (c) Payments. Any payments required by this Section 9.3 will be payable by the party liable to the other party (by wire transfer of immediately available funds to an account designated by the party entitled to such payment) within five (5) business days after demand by such party.

                  (d) Enforcement. The parties agree that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement. The parties acknowledge and agree that damages upon termination of the Agreement under the circumstances referred to in Section 9.3(b) are not reasonably ascertainable and the payment pursuant to such section constitutes liquidated damages and not a penalty, and shall be Parent's exclusive remedy upon such termination. The payments pursuant to Section 9.3(a) are intended to provide reimbursement for out-of-pocket expenses and not damages for termination of this Agreement under the circumstances referred to therein, and such payments shall not relieve any party from liability for the willful breach by it of any of its representations, warranties, covenants or agreements contained in this Agreement and the non-breaching party may pursue any remedies available to it at law or in equity, including recovery for such damages to which it may be entitled. Notwithstanding anything to the contrary contained in
Section 9.3, if one party fails to promptly pay to the other any amount due under Section 9.3, in addition to any amounts paid or payable pursuant to such section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at an annual rate of 7% from the date such fee was required to be paid.

         9.4 Seller Preferred Stock Put and Call Rights.

                  (a) If this Agreement is terminated (1) by Seller pursuant to 9(b)(i); (2) by Parent or Seller pursuant to Section 9.1(d)(i), Section 9.1(d)(ii) or Section 9.1(d)(iv); or (3) by mutual consent of Parent and Seller pursuant to Section 9.1(a), then Seller shall have the right (but not the obligation), exercisable by written notice to Parent during the ninety (90) days immediately following the date of such termination, to purchase from Parent all outstanding shares of Seller Preferred Stock owned by Parent, at a per share purchase price equal to $1,090 plus accrued dividends.

                  (b) If this Agreement is terminated (1) by Seller pursuant to
Section 9.1(b)(ii), (2) by Parent pursuant to Section 9.1(c); (3) by Parent or Seller pursuant to Section 9.1(d)(i), Section 9.1(d)(ii) or Section 9.1(d)(iii), or (4) by mutual consent of Parent and Seller pursuant to Section 9.1(a), then Parent shall have the right (but not the obligation), exercisable by written notice to Seller during the ninety (90) days immediately following the date of such termination, to sell to Seller all outstanding shares of Seller Preferred Stock owned by Parent at a per share purchase price equal to $1,090 plus accrued dividends.

                  (c) Seller shall pay to Parent by wire transfer of immediately available funds amounts payable under Section 9.4(a) or 9.4(b) within three business days of the date of the exercise notice.

                  (d) Parent agrees that, other than pursuant to Section 9.4(a) or 9.4(b), during the period from the date of termination of this Agreement until the ninety-first day following termination of this Agreement, without the prior written consent of Seller, it will not sell, transfer or otherwise dispose of any shares of Seller Preferred Stock owned by it on the date of termination of this Agreement, or convert such shares of Seller Preferred Stock into shares of Seller Common Stock; provided, however, such limitations shall terminate if Seller fails to timely pay in accordance with Section 9.4(c) any amounts due Parent under Section 9.

                  (e) If (i) Seller has the right, under Section 9.4(a), to purchase all outstanding shares of Seller Preferred Stock owned by Parent but does not exercise such right and (ii) either (A) Parent does not have the right under Section 9.4(b) to sell to Seller all outstanding shares of Seller Preferred Stock owned by Parent or (B) Parent has such right but does not exercise it, then on and after the ninety-first day following termination, Parent shall not convert any shares of Seller Preferred Stock except in accordance with the modified terms set forth in Exhibit C.

                  (f) If Parent notifies Seller of the exercise of its right under Section 9.4(b) to sell to Seller all outstanding shares of Seller Preferred Stock owned by Parent and Seller fails to timely pay in accordance with Section 9.4(c) the amounts due Parent, the 10% limitation on beneficial ownership upon conversion shall not apply.

         9.5 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto; provided, however, that after adoption of this Agreement by the stockholders of Seller, without the further approval of the stockholders of Seller, no amendment may be made that (a) alters or changes the amount or kind of consideration to be received as provided in
Section 1.6 or (b) alters or changes any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the stockholders of Seller.

         9.6 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party.

                           SECTION 10 - MISCELLANEOUS

         10.1 No Survival. None of the representations, warranties, covenants and agreements of any party in this Agreement or in any certificate delivered by any party pursuant hereto shall survive the Merger.

         10.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

(a)   if to Parent, to:

               Peptide Therapeutics Group plc
               321 Cambridge Science Park
               Milton Road
               Cambridge CB4 4WG
               England
               Attn:  Gordon Cameron
               Telephone:     01223 423333
               Facsimile:     01223 423341

               with a copy to:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Attn: Michael Lytton, Esq.
                  Telephone:  (617) 573-0100
                  Facsimile:  (617) 227-4420

(b)   if to Seller, to:

               OraVax, Inc.
               38 Sidney Street
               Cambridge, MA  02139
               Attn:  Lance Gordon
               Telephone:     (617) 494-1339
               Facsimile:     (617) 494-0924

      with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attn:  John M. Westcott, Jr., Esq.
                  Telephone:  (617) 526-6000
                  Facsimile:  (617) 526-5000

Any party may by notice given in accordance with this Section 10.2 to the other parties designate another address or person for receipt of notices hereunder.

         10.3 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, other than confidentiality agreements.

         10.4 Governing Law. This Agreement shall be governed by the law of the State of Delaware.

         10.5 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

         10.6 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

                                    PEPTIDE THERAPEUTICS GROUP plc



                                    By /s/ John R. Brown
                                      ----------------------------
                                          Name: John R. Brown
                                          Title: Chief Executive


                                    PEACH ACQUISITION CORP.



                                    By /s/ John R. Brown
                                      ----------------------------
                                          Name: John R. Brown
                                          Title: President


                                    ORAVAX, INC.



                                    By /s/ Lance K. Gordon
                                      ----------------------------
                                          Name: Lance K. Gordon
                                          Title: President and CEO

                                    Exhibit C

The terms of the Seller Preferred Stock shall be as follows:

 I. The Conversion Price shall be the lowest closing price of the Common Stock for the 5 consecutive trading days ending with the trading day prior to the Conversion Date, reduced by the Applicable Percentage in effect on the Conversion Date; provided, however, that in no event shall the Conversion Price (after reduction by the Applicable Percentage) be less than $0.31 per share.

II. A share of 6% Preferred may be converted into Common Stock without regard to whether following such conversion the holder thereof together with affiliates of such holder would be the beneficial owner of 10% or more of the Common Stock of the corporation.

Capitalized terms used in this Exhibit C shall have the meanings ascribed to them in Seller's Certificate of Designations of 6% Convertible Preferred Stock.

                                  Schedule 1.5


Directors

Alan Goodman      -- Chairman
John Brown
Gordon Cameron
Lance Gordon

Officers

John Brown        -- President
Gordon Cameron    -- Treasurer
Michael Lytton    -- Secretary

                                  Schedule 1.10

                   INDIVIDUALS EXECUTING VOTING AGREEMENTS


      The directors and officers of OraVax, Inc. as of the date of this Agreement have executed voting agreements.